April 4, 2024

Board of Directors

Bestgofer, Inc.

To Whom it May Concern:

In our capacity as counsel for Bestgofer, Inc. (the “Company”), we have participated in the corporate proceedings relative to the registration by the Company of 2,080,000 shares of Common Stock as set out and described in the Company’s Registration Statement on Form S-1 under the Securities Act of 1933 (the “Registration Statement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company’s Articles of Incorporation, as amended to date, (iii) the Company’s Bylaws, (iv) certain resolutions of the Company’s board of directors and (v) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we opine that:

(1)The Company is a corporation duly organized and validly existing under the laws of the State of Nevada, as amended, including statutory provisions, and all applicable provisions of the Nevada Revised Statutes Chapter 78 Private Corporations and reported judicial decisions interpreting those laws;

(2)The Company has taken all requisite corporate action and all action required with respect to the registration of Common Stock pursuant to the Registration Statement;

(3)The 2,080,000 shares of Common Stock registered pursuant to the Registration Statement and being offered by the Selling Shareholders are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to the firm in the Registration Statement.

If you have any questions, please do not hesitate to contact this office.

Yours truly,

WITHERSPOON BRAJCICH MCPHEE PLLC

By: /s/ ROBERT J. BURNETT

A Professional Limited Liability Company 601 West Main Avenue, Suite 1400 Spokane, Washington 99201-0677 Telephone: (509) 455-9077 Facsimile: (509) 624-6441 Toll Free: (866) 903-9912